Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2015 SALES AND EARNINGS

Eau Claire, Wisconsin (May 1, 2015) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2015 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “First quarter 2015 sales increased by $14.4 million or 16.7% from the $86.6 million enjoyed during the prior year’s comparable quarter. The Defense segment was responsible for 79% of the increase. The segment’s net sales were up 23.6% due in significant part to shipments from its 40MM backlog, a backlog that was enhanced by the segment’s acquisition in 2013 of its former 40MM ammunition competitor’s assets. The 20.3% rise in Housewares/Small Appliance segment accounted for the rest of the increase. As mentioned in the Annual Report, the segment’s retailer customers ended 2014 with relatively balanced inventories in contrast to year-end 2013, when the retailers had sizable carryovers of merchandise. As a result, purchases during the first quarter were more typical. In addition the 2015 quarter was one week longer than the prior year’s quarter. The Absorbent Product segment’s first quarter 2015 net sales were down 4.6% from the prior year, reflecting the continued shift in its customer base, which was largely offset by increases in shipments to new or ongoing customers. Comparative first quarter operating earnings increased for both the Housewares/Small Appliance and Defense segments in largest part due to the higher volumes. Housewares/Small Appliances increased 114.6%, while Defense increased 83.7%. Defense earnings were augmented by improved mix and efficiencies as well. The Absorbent Product segment experienced a small loss.”

The Housewares/Small Appliance segment introduced at the March 2015 International Housewares Show several new products. Those products included the Orville Redenbacher* Theater Fountain® corn popper by Presto, a home theater popper that uses hot air to pop corn. An ideal addition to the home theater or bar, the popper pops standard and premium popcorn both quickly and completely, producing a five-quart batch in as little as 3-1/2 minutes with virtually no unpopped kernels. The generously sized cabinet holds two batches. Because the product uses hot air rather than oil, the cabinet is easy to clean. There is none of the oily residue, which makes the traditional cabinet popper a cleaning challenge. Hulls and unpopped kernels (if there are any) drop through a built-in sifter into a removable tray for convenient disposal. The product comes with four serving baskets and a measuring cup. The segment also introduced the Belgian Waffle maker that produces an edible bowl from commercial waffle mixes and homemade batters. The bowls make any meal a treat. Fill a traditional waffle bowl with scrambled eggs and bacon for a hearty breakfast, a cornmeal waffle bowl with taco fixings for a savory lunch, or a whole grain waffle bowl with grilled chicken, lettuce and Dijon-style mustard for a delicious dinner. Interested in a snack or dessert? There’s nothing like a sweet crispy waffle bowl with fruit and yogurt for a healthy snack or a chocolate waffle bowl with ice cream and toppings for a scrumptious dessert. Fold the bowl in half and the waffle becomes a mobile meal or treat. The Company also introduced a new sleekly styled 16” skillet and 22” griddle, as well as redesigned “green” versions of two of its microwave products: the PowerPop® corn popper and the PowerCrisp® bacon cookers. Both products are designed for efficient shipping and storage, a boon to the consumer with space constraints. Finally, the segment introduced a new three-in-one timer, which enables the consumer to time three different events at once.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	Three Months Ended
	April 5, 2015	March 30, 2014
Net Sales	$100,999,000	$86,554,000
Net Earnings	$8,109,000	$4,690,000
Net Earnings Per Share	$1.17	$0.68
Weighted Shares Outstanding	6,943,000	6,921,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Orville Redenbacher's® is a registered trademark of ConAgra Foods RDM, Inc., used under license.